Cedar Ridge Partners, LLC

Code of Ethics

November 2013

Cedar Ridge Partners, LLC

Table of Contents

Introduction	2
Definitions	2
General Principles of Personal Conduct	2
Compliance with Laws, Rules and Regulations	3
Conflicts of Interest	3
Confidentiality	3
Insider Trading	3
Employee Trading Policy and Procedures	4
Restricted List	5
Personal Trading Reporting Requirements	5
Notification and Approval of Outside Activities	6
Confidentiality of Reports	7
Gifts and Entertainment	7
Pay-To-Play	8
Complaints	9
Reporting Certain Conduct	10
Code of Ethics Acknowledgement	10
Code of Ethics Acknowledgement	11
Annual Securities Holdings Report	12
Quarterly Transaction Report	14
Gifts and Entertainment Approval Form	16
Private Investment Approval Form	17
Outside Activity Approval Form	18

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Introduction

As a registered investment adviser, Cedar Ridge has a fiduciary duty to its advisory clients.  Cedar Ridge’s fiduciary duty includes the duty of loyalty, which requires Cedar Ridge to hold the interests of its advisory clients above its own in all matters. This means that Cedar Ridge must be particularly sensitive to situations in which advisory client interests may be even indirectly in conflict with those of Cedar Ridge and its employees.  While Cedar Ridge and its employees should take great pains to avoid conflicts of interest and maintain impartiality in managing advisory client assets, there are some conflicts that will inevitably occur. In such circumstances, Cedar Ridge must clearly, accurately and completely describe those conflicts and the risks they present to advisory clients.

Definitions

For the purposes of the Code, the following definitions apply:

•	“Access person” means all employees of Cedar Ridge ,

•
“Account” means accounts of any employee, immediate family member1, and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts, under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, or other accounts in which the employee exercises investment discretion, and

•	“Supervised person” means directors, officers, partners or employees of Cedar Ridge and any person who provides advice on behalf of, and is subject to, Cedar Ridge’s supervision and control.

•	“CCO” refers to the Firm’s Chief Compliance Offices as designated in the Compliance Manual as updated, or a designee who is charged with certain tasks as so delegated by the CCO.

General Principles of Personal Conduct

Employees have an obligation to act in a matter that merits trust and confidence.  Specific guidelines for certain situations are addressed below and in other sections of the Manual.  General principles of personal conduct that should be followed are:

•	Employees must not take any action, either personally or on behalf of Cedar Ridge , which will violate any law or regulation affecting our business,
•	Employees must perform their assigned duties to the best of their ability and in the best interests of Cedar Ridge ,
•	Employees should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of Cedar Ridge or the Investment Funds,
•	Employees must adhere to and fully comply with all of Cedar Ridge’s policies and procedures, including the Code,
•
Employees must not use Firm information, intellectual property, influence or their position within Cedar Ridge for personal gain or for another’s advantage or in violation of any law or regulation, and

•
Employees must respect the confidentiality of information obtained in the course of business, including information regarding Advisory clients, underlying hedge funds and their managers and other business counterparties.

1	Immediate family members include those related individuals who share a residence with a Cedar Ridge employee including, but not limited to, spouses, children and partners.

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Compliance with Laws, Rules and Regulations

We expect our employees to comply with all laws, rules and regulations applicable to our business. Employees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

Conflicts of Interest

As discussed above, employees should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of Cedar Ridge and our advisory clients. Employees should exercise sound judgment before committing to any activity or participating in any transaction that has even the potential to be a conflict. The appearance of a conflict of interest can often be as detrimental as a conflict itself.

A conflict of interest occurs when an individual’s private interest interferes with the interests of Cedar Ridge or our advisory clients. Such situations might include activities, conduct, or investments that could adversely affect judgment or job performance. Conflicts of interest also arise when you or a family member receives undisclosed, improper benefits as a result of your position with the Firm.

Cedar Ridge urges all employees to seek guidance from Cedar Ridge management and/or the CCO with respect to issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be evident. Please do not attempt to resolve such questions yourself.

Confidentiality

Employees must exercise care in maintaining the confidentiality of any confidential information regarding Cedar Ridge and its advisory clients, except when disclosure is authorized or legally mandated. Confidential information includes nonpublic information of Cedar Ridge that may be helpful to competitors or otherwise harmful to Cedar Ridge or the parties mentioned above. Confidential information also includes information regarding the portfolio holdings and other characteristics of the hedge funds in which the Investment Funds invest. The obligation to preserve confidentiality of this information continues after association with Cedar Ridge ends. Employees should consult with the CCO if they believe they have a legal obligation to disclose confidential information.

Insider Trading

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their advisory clients while in possession of material nonpublic information or to selectively disclose such information to others who may trade.  Violations of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal from Cedar Ridge.  Although there are exceptions to these prohibitions, these exceptions are limited.

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“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable advisory clients, including reasonable speculative advisory clients, in determining whether to trade.  Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace.  Information received about a company that is not yet in general circulation should be considered nonpublic. Similarly, information received about a company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.  As a general rule, one should be able to point to some fact to show that the information is widely available — for example, its publication in The Wall Street Journal or in other major news publications.

Material nonpublic information might be inadvertently disclosed to employees by persons with business relationships with the company, such as a hedge fund manager who invests in the company or a company’s investment banker.  In such a case, the Employee should refrain from (1) trading for an Investment Fund or his or her own account while in possession of that information and (2) disclosing the information to others, such as family members or business or social acquaintances and immediately report the facts to the CCO for a decision regarding appropriate steps.  If you have any questions at all as to whether the information is material and nonpublic, you must resolve the questions before trading or divulging the information.  If any doubt at all remains, you should consult the CCO.

Employee Trading Policy and Procedures

The Firm has developed policies and procedures regarding the personal trading activities of its employees based on the requirements set forth in Rule 17j-1 of the Investment Company Act of 1940 as well as the industry “best practices” of Registered Investment Advisers.  Cedar Ridge allows employees to conduct personal trading on behalf of personal investment accounts or accounts in which they have investment discretion or beneficial interest.  However, employees are required to pre-clear certain investments transactions, including items referenced on the Firm’s Restricted List.  Personal investments must be held for a minimum of thirty (30) calendar days to reduce the incentive for short-term trading and maintain focus on our core responsibilities of the advisory client portfolios.  The CCO collects and reviews duplicate statements from individuals with personal trading accounts.

Prior to conducting an investment transaction in securities or issuers included on the Firm’s Restricted List, employees are required to complete and receive the approval of the CCO or a designee.  Employees must disclose the following information:

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•	Ticker symbol or a description of the investment being made,

•	The amount of the investment,

•	Type of trade (i.e. purchase, sale, short sale, etc.), and

•	For private investment, how the investment opportunity was made available to the employee and does Cedar Ridge currently, invest in the fund or any other fund managed by the same underlying manager.

The CCO may require additional information prior to approving a private investment (see the Private Investment Approval Form attached to the Code).  The CCO may also require pre-approval of any investment transactions if they determine such approval is necessary to carry out the purposes of the Code.  The CCO, in consultation with management, may grant exceptions to the Code.

Restricted List

The Firm’s Restricted List contains the names of companies and/or issuers about which a determination has been made to limit  from trading for employee accounts.  The List may include securities of a company or issuer that is currently held by a Fund or is being considered for investment by a Fund.  The following procedures apply with respect to  this List:

•
The Restricted List shall be maintained by the Firm’s CCO and the CCO shall promptly place securities on the list, as well as remove securities from the List, when circumstances warrant it.  The CCO shall review and update the Lists no less than quarterly.

•	The CCO will circulate the Firm’s Restricted List to the Firm’s Employees whenever it is updated.
•
The CCO shall review the Restricted List prior to approving any proposed trades for Employees and may withhold approval for any proposed trade in the securities of a company or issuer that is on the List.

Personal Trading Reporting Requirements

Initial Holdings Report:  Within 10 days of his/her date of hire, each employee must identify and disclose to the CCO or its designee, in writing, all private investments, securities holdings and investment accounts in which he/she has beneficial ownership.  The information contained in the report must be current as of a date no more than 45 days prior to the date the person becomes an employee of Cedar Ridge.  Employees are required to direct the Firms where their accounts are maintained to provide duplicate confirmations and/or account statements to the CCO.

Quarterly Transaction Reports: On a calendar quarterly basis, each employee shall furnish a report to the CCO disclosing all investment transactions made during that calendar quarter.

•	All investments in private investment funds or private companies; and

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•
With respect to any additional investment transactions, for the previous calendar quarter, the report shall include (i) the security name, (ii) the date of the transaction, (iii) the number of shares or principal amount, (iv) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (v) price, and (vi) the name of the broker, dealer or bank with or through which the transaction was effected.

Annual Holdings Report: No less than annually, each employee shall furnish a report to the CCO, on a form sent to the employee:

•	All investments in private investment funds or private companies; and

•
The report shall include (i) security name, (ii) quantity of securities, (iii) price per share or other unit, (iv) the name of the broker, dealer or bank with or through which the transaction was effected, and (v) nature of ownership.

Notification and Approval of Outside Activities

In addition to the pre-clearance and reporting requirements that may be applicable to Access Persons related to personal securities transactions, all will need to seek the approval of the CCO to engage in business activities outside of his or her employment at Cedar Ridge.  A form of such a request is contained in this Code.  Employees will need to provide information about the outside activities prior to engaging in such activity.  Exceptions may be made by the CCO, or a designee, for certain activities such as activities an employee was involved with before joining Cedar Ridge.

Employees of Cedar Ridge should note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations.  In addition, no pre-approval is necessary if the enterprise is a family owned business that is not involved in the security or investment advisory business and the service required of you will not interfere with your duties at Cedar Ridge.  Notwithstanding the foregoing, involvement in any outside activity is unacceptable when it interferes with your ability to perform the duties of your job

The following list, although not all-inclusive, provides a guideline of what types of outside activities that require preapproval:

•	Serving on a Board of Directors or Board of Trustees,

•	Serving on any advisory board or committee,

•	Any part-time public office,

•	Any part-time teaching position,

•	Any industry associations where you hold a position with the organization (not just a member), and

•	Any position that you receive monetary compensation or benefit from.

If you have any questions whether or not you should request preapproval for an outside business activity that you are considering, be sure to contact the CCO.

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Please note that although only certain outside activities require the preapproval of the CCO, employees must report all outside business activities to the CCO no less than annually.

Confidentiality of Reports

All reports of personal securities transactions, holdings and any other information filed pursuant to the Code will be kept CONFIDENTIAL, provided, however, that such information will be subject to review by appropriate individuals, the types of which may include but are not limited to legal and compliance, external auditors, or members of senior management and external legal counsel.  Such information will be provided to government authorities or others if required by law or court order.

Gifts and Entertainment

           Restrictions:

The Firm places the following restrictions on giving or receipt of gifts and/or entertainment by Employees:

•
Receipt of Gifts:  Employees may not use their position with the Firm to personally obtain anything of value from an existing or prospective investor, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.  Employees may not receive any gift, service, or other item of more than de minimis value, which for purposes of this Code is set a $250 per giver per year, from any person or entity that does business with or on behalf of the Firm.

•
Giving of Gifts: Employees may not give or offer any gift of more than de minimis value, which for purposes of this Code is set at $250 per recipient person/entity per year, to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval, in writing, of the CCO.

•
Entertainment: Employees may not provide or accept entertainment that would be considered extravagant or excessive to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  If an employee accepts a form of entertainment that is considered extravagant or excessive, the Firm may require the employee to reimburse the individual or company that paid for the entertainment.

•
Cash:  Employees may not give or accept cash gifts or cash equivalents to or from any investor, prospective investor, or any entity that does or seeks to do business with business with or on behalf of the Firm.

•
Government Officials:  Employees may not give any gift or entertainment event invitation of any value, on behalf of the Firm, to any federal, state or local government officials or their immediate family members without the prior written approval of the CCO.

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Reporting:

As stated above, employees are required to obtain the prior written approval (see Gifts and Entertainment Approval Form attached) by the CCO or a designee before certain gifts are given or entertainment is provided to a client, prospective clients or company that Cedar Ridge conducts business with or considering conducting business.  Employees are not required to obtain preapproval for gifts or entertainment received in connection with the Firm’s business, however,   they must report the receipt of any gifts or entertainment   to the CCO, via email so that the CCO can enter the gift or entertainment received into the Gift and Entertainment log.   The email should disclose whether the gift or entertainment was given or received or occurred, the third party involved, the date the gift or entertainment was given or received or occurred, as well as a description of the gift/entertainment and the estimated value.

Gifts from third parties that are received by Cedar Ridge as a firm, and not any one individual, are excluded from this policy unless deemed excessive by the CCO (in which case the CCO may opt to reject the gift(s)/entertainment(s)).

Monitoring:

The CCO will monitor gifts/entertainment given/received to ensure adherence to this Code of Ethics and identify the potential for conflicts of interest or the appearance thereof.  The CCO has the authority to determine whether a gift, meal or entertainment is inappropriate and whether it must be returned or repaid.

If the CCO identifies circumstances where an Employee’s receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the CCO will review the facts of the situation and may rely upon the advice of outside legal counsel or third-party compliance consultants.

Pay-To-Play

“Pay-to-Play” is the practice of making political contributions and related payments to elected officials or candidates in order to influence the awarding of advisory contracts for management (i.e. public pension plans, or other government investment accounts). The SEC has charged investment advisers that engage in pay-to-play practices because such practices compromise a firm’s fiduciary obligation to put client interests first and treat all clients in a fair and equitable manner (no preferential treatment to a single client).

SEC Rule 206(4)-5 prohibits Cedar Ridge from receiving compensation, either directly or indirectly, for providing advisory services to a government client within two (2) years of any contribution made by Cedar Ridge or any of its employees to an elected official or candidate in a position to influence the investment activities of the government client. SEC Rule 206(4)-5 generally applies to state and/or local officials where the Firm conducts its business activities, and not with respect to federal officials. However, there is a de minimis provision that permits employees to make contributions of up to:

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o	$350 per election per candidate where the contributor is entitled to vote, and

o	$150 per election per candidate where the contributor is not entitled to vote without triggering the two-year timeout.

Due to the restrictions put in place by SEC Rule 206(4)-5, Employees will be required to have all political contributions pre-approved (as to the amount and recipient, but not based on political party) and report all political contributions annually to the CCO or a designee in order to effectively monitor any employees engaging in pay-to-play practices.

As stated above, the CCO is responsible for reviewing and monitoring the activities of the CCO.

Complaints

As part of Cedar Ridge’s fiduciary duty to its advisory clients and as a good business practice of maintaining strong and long term advisory client relationships, any advisory client complaints of whatever nature and size should be handled in a prompt, thorough and professional manner. The Firm requires a prompt, thorough and fair review of any advisory client or advisory client complaint, and a prompt and fair resolution which is documented with appropriate supervisory review.

The CCO has the primary responsibility for the implementation and monitoring of the Firm’s complaint policy, practices and recordkeeping for the Firm.

Our procedures include the following:

•	A Complaint File for any written complaints received from any advisory clients. The file will include any records and supporting information,

•	Any person receiving any written advisory client complaint is to forward the advisory client complaint to the CCO,

•
If appropriate, we will promptly send the advisory client a letter acknowledging receipt of the advisory client’s complaint letter indicating the matter is under review and a response will be provided promptly, and

•
The CCO or designated officer will review the nature of the complaint and respond to the advisory client. The response will consist of background information and any proposed resolution of the advisory client’s complaint. Any appropriate supervisory review or approval will be done and noted.

The CCO will review the Complaint file/log on a quarterly basis noting any complaints reported for the prior quarter.

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Reporting Certain Conduct

Any employee who has knowledge or information about any actual, apparent or suspected violation of law or regulation, this Manual or Code or other conduct that might affect Cedar Ridge’s reputation, business or operations, must promptly report the violation or conduct to the CCO or a designee.  All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Code of Ethics Acknowledgement

When this Compliance Manual is first delivered to an employee and every time any amendment to the Code is delivered to an employee, but no less than annually, the employee must furnish the CCO with a written acknowledgement that he or she has received, read and understand the Code of Ethics.

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Code of Ethics Acknowledgement

I have read, understand and agree to the terms of the Cedar Ridge Partners, LLC Code of Ethics.  Within its meaning, express or implied, I am not and have not been aware of any circumstances of a personal or family nature (involving me or any other associate) that would conflict with the Code of Ethics and the policies stated therein.

Signature	Name (please print)

Date

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Annual Securities Holdings Report
[Note:  Form Also Serves as Initial Holdings Report]

Employee Name________________________

Year  ____________________

To the Chief Compliance Officer:

1.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

2.	I hereby certify that, during the year, I have complied with the requirements of the Code of Ethics and I have reported all Securities transactions required to be reported pursuant to the Code.

3.
Pursuant to the Code of Ethics adopted by Cedar Ridge Partners, LLC, the following list reports all Covered Securities in which I have direct or indirect beneficial ownership, and which are required to be reported.  Brokerage account information is as of 31st day of December 201_.

If there are no reportable year-end securities holdings, please initial:  [_____ ]

Brokerage Account Information

I currently have an open account with _____________________________________________________________________________________ (list broker, dealer(s) and/or bank) with whom I hold securities and have requested duplicate statements for my employer. [If securities are held with more than one broker, dealer or bank, please provide the requested information related to such broker, dealer or bank on a separate sheet].    Please initial: [ _____ ]

If you currently do not have a brokerage account, please initial:  [_______].

Listing of securities held at December 31, 201_:

Security (Name and Symbol)	Quantity of Securities	Price Per Share or Other Unit	Name of Broker, Dealer or bank with or through whom the Transaction was Effected	Nature of Ownership of Securities

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Security (Name and Symbol)	Quantity of Securities	Price Per Share or Other Unit	Name of Broker, Dealer or bank with or through whom the Transaction was Effected	Nature of Ownership of Securities

This report (i) excludes transactions with respect to which I had no direct or indirect influence, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

NOTE:  Do not report securities held in U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and registered open-end investment companies not managed or sub-advised by Cedar Ridge.

To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.

Date Submitted:	Signature:

Print Name:

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Quarterly Transaction Report

To the Chief Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by Cedar Ridge Partners, LLC.

If there were no reportable securities transactions for the quarter, please initial:  [ _____ ]

Brokerage Account Information

I have not opened any new brokerage accounts during Q1, ____. Please initial: [ _____ ]

I have opened a new brokerage account with __________________ and have requested duplicate statements for Cedar Ridge Partners, LLC Please initial: [ _____ ]

Security	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

NOTE:  Do not report transactions in U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and registered open-end investment companies not managed or sub-advised by Cedar Ridge.

Date:	Signature:

Print Name:

Title:

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ATTACHEMENT – USE FOR ADDITIONAL TRANSACTIONS (if necessary):

Employee Name:

Security	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank through Whom Effected

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Gifts and Entertainment Approval Form

Name:	Date:

Title:

Signature:

Description of the gift/entertainment being offered:

Company/organization offering gift:

Relationship:

Approximate cost (in USD) of gift/entertainment:

CCO Approval:	Date:

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Private Investment Approval Form

Name:	Date:

Title:

Name of Company/Fund/ Investment

Description of Company/Investment

Amount of Investment ($)

How was the investment opportunity made available to you?

Do any funds managed by Cedar Ridge invest in this fund or any fund managed by the underlying investment manager?  Have they in the past or are there any plans for potential investments? If yes, to either question, please explain.

Signature:

CCO Approval:

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Outside Activity Approval Form

Are you currently engaged in any other business either as a proprietor, partner, officer, director, trustee, employee, agent or otherwise?

Yes	No

If Yes, please provide all information for each activity, separately:
(Copy and complete the applicable pages for each activity as necessary)

A.	Company/Organization/Activity Name:

None

B.	Description of Company/Organization:

C.	Your Position and Title:

D.	Please detail your responsibilities:

E.	Approximate amount of time spent on a monthly basis performing these responsibilities:

F.	Do you receive any compensation for this position? (e.g., cash, stock, securities, etc.)

Yes	No

If Yes, how much?

G.	If activity involves employment in or ownership of a company, is it publicly held, or a subsidiary of a publicly-held company?

Yes	No

If Yes, name of the publicly held affiliate company:

H.	Are you involved in any solicitation to raise funds/equity for this company or organization?

Yes	No

If Yes, please explain

I.	Is the offering or sale of any type of investment product (Securities, Commodities, Real Estate, Insurance, Tax Shelter, etc.) involved?

Yes	No

If Yes, please list the product(s)

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J.	Do you attend director’s or company meetings regularly?

Yes	No

If Yes, please specify:

Name:	Date:

Signature:

CCO Approval:

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